EXHIBIT 99.1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13D

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated: August 14, 2007

LUNDIN MINING CORPORATION

By:	/s/ Kevin Hisko
Name: Kevin Hisko
Title: Corporate Secretary

LUNDIN MINING AB

By:	/s/ Karl-Axel Waplan
Name: Karl-Axel Waplan
Title: Director

4352351 CANADA INC.

By:	/s/ Kevin Hisko
Name: Kevin Hisko
Title: Director